 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 25th day of August, 2014, by and between XZERES CORP., a Nevada corporation (the "Company") having its principal place of business at 9025 SW Hillman Ct, suite 3126, Wilsonville, OR 97070 and FRANK GRECO (the "Executive") residing at 9221 East Wood Drive, Scottsdale, Arizona 85260.

W I T N E S S E T H:

WHEREAS the Company is engaged in the business of designing, manufacturing, selling and servicing wind energy generation systems and accessories; and

WHEREAS the Executive is currently employed by the Company pursuant to an Employment Agreement between the Company and the Executive dated as of August 2010 and Amended in March 2012 (the “Initial Employment Agreement” and “First Amendment to Employment Agreement”); and

WHEREAS the Executive has agreed to resign as Director and CEO and be employed by the Company as its President on the terms and conditions set forth in this Agreement, which Agreement shall supersede in its entirety the Initial Employment Agreement and the First Amendment to the Employment Agreement as of the Commencement Date (hereinafter defined)

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.	Definitions.

For purposes of this Agreement, the following words shall have the respective meanings set forth below:

1.1              "Bonus" shall mean the bonus paid, if any, pursuant to Exhibit A of this Agreement.

1.2              "Annual Compensation" shall mean the Executive's Base Salary and Annual Bonus during the Term of Employment.

1.3              "Base Salary" shall mean the annual base salary paid to the Executive pursuant to Exhibit A of this Agreement.

1.4              "Benefits" shall mean the benefits described in Article 6 of this Agreement.

1.5              "Board" shall mean the Board of Directors of the Company.

1.6              "Business" shall mean the business being conducted by the Company of designing, manufacturing, selling and servicing wind energy generation systems and accessories and any other businesses in which the Company may hereafter engage.

1.7              "Cause" shall mean any one or more of the following, as determined solely by the Board in good faith: (a) the willful or knowing failure or refusal without Cure of the Executive substantially to perform his duties hereunder or as directed by the Board; (b) the willful disobedience by the Executive of a material and lawful instruction of the Board; (c) the engaging by the Executive in: (i) an act of fraud, (ii) an illegal or criminal act, (iii) a dishonest act materially injurious to the Company, monetarily or otherwise, or (iv) misconduct materially injurious to the Company monetarily or otherwise, including but not limited to any action which holds the Executive or the Company in public disrepute; (d) a breach by the Executive of any fiduciary duty to the Company; (e) malfeasant or negligent conduct without Cure; (f) any violation by the Executive of any Federal or state securities law; or (g) a breach without Cure by the Executive of any of the provision s of this Agreement.

1.8              "Commencement Date" shall mean August 25, 2014

1.9              "Cure" shall mean following the giving of written notice of Cause, in the reasonable opinion of the Board the Executive shall have cured the Cause in all material respects within thirty (30) days of said notice having been given.

1.10          "Disability" shall mean the Executive's inability to render either (a) for a period of one (1) month or (b) in the aggregate of forty-five (45) days in any consecutive six month period, services hereunder by reason of a disability, which disability is confirmed by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to such independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination. If the Executive shall be Disabled, shall thereafter return to work and shall thereafter become Disabled, then such latter Disability shall be deemed a continuation of the former Disability (and not a new Disability) unless the Executive has returned to work on a full time basis and has substantially performed all of his employment duties for a period of six (6) continuous and consecutive weeks.

1.11          “Initial Employment Agreement” shall mean that certain Employment Agreement dated as of August 1, 2010, between the Company and the Executive.

1.12          "IP" shall have the meaning ascribed to it in Section 10.2.

1.13          "Person" shall mean any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, government (or any branch or agency thereof), governmental, administrative or regulatory authority, or any other entity of any nature whatsoever.

1.14          "Restricted Period" shall have the meaning ascribed to it in Section 12.3.

1.15          “Restricted Stock Purchase Agreement” shall mean that certain Restricted Stock Purchase Agreement between the Company and Executive of even date herewith.

1.16          "Stock" shall mean stock of the Company.

1.17          "Termination Date" means (a) in the case of a termination for which a notice of termination is required, the date of actual receipt of such notice of termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment.

1.18          "Term of Employment" has the meaning ascribed to it in Article 3.

1.19          "Territory" shall have the meaning ascribed to it in Section 12.2.

1.20          "Writings" shall have the meaning ascribed to it in Section 10.1.

2.	Employment.

The Company hereby employs the Executive as its President, effective as of the Commencement Date; and the Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

3.	Term.

3.1              Initial Term. Subject to the provisions of Article 7 hereof, the Executive's employment hereunder shall commence on the Commencement Date and shall terminate on August 31, 2016, unless sooner terminated pursuant to the provisions of Article 7 or 8 of this Agreement or extended as hereinafter provided in Section 3.2 of this Agreement ("Term of Employment").

3.2              Renewal Term. Upon the expiration of the aforesaid term, or any renewal thereof, this Agreement shall be renewed automatically for successive one (1) year terms unless the Company or the Executive provides no less than two (2) months' notice to the other, prior to the expiration of any such term, of its decision not to renew this Agreement whereupon this Agreement shall terminate as of the last day of such term, unless this Agreement shall be sooner terminated during any such renewal term as provided in Article 8 of this Agreement.

4.	Positions, Responsibilities and Duties of Executive.

4.1              Positions and Duties. The Executive shall have the duties, authority and responsibility inherent to the position of President and of a publicly traded corporation of the size, type and nature of the Company. The Executive shall perform such duties hereunder and such additional duties or different duties as he shall from time to time be assigned by the CEO, consistent with the general level and type of duties and responsibilities associated with the position of President. The Executive shall report directly to the CEO. The Executive agrees to devote substantially all of his business time, skill, labor and attention to the services required of the Executive under this Agreement and shall perform such services in a manner consonant with the duties of such position. The foregoing shall not be deemed to prevent the Executive from serving on corporate, charitable or civic boards or committees or acting as a fiduciary for any family member(s) or friend(s) provided that the Board determines, in its sole discretion but without unreasonably withholding approval, that any such activity does not substantially interfere or conflict with the performance of his duties hereunder.

4.2              Outside Businesses. The Executive shall not engage in any business activities other than as an employee of the Company. The Executive may invest his assets in such form or manner as will not require time or services on his part in the operation of the affairs of the entities in which such investments are made, other than time or services which are minor and incidental.

5.	Compensation.

In consideration of the services to be rendered by Executive to the Company, Company shall pay Executive compensation and other benefits as described in Exhibit A.

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6.	Benefits.

During the period that the Executive is employed hereunder, the Company shall pay or provide the following (in the aggregate, the "Benefits"):

6.1              Vacations. Permit the Executive a paid vacation consistent with the Company’s vacation policy as described in the employee handbook. In addition, Executive shall keep all currently accrued vacation.

6.2              Reimbursement of Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, pay directly or reimburse the Executive upon his submission of such expense accounts and supporting documents as are reasonably required by the Company, for all reasonable and necessary business expenses incurred by the Executive as part of and in connection with the performance of his duties specified herein.

6.3              Health Insurance. Provide the Executive, his spouse, and dependents (where applicable) with the medical benefits as in effect on the date of this Agreement, or as modified from time to time by the Company at its discretion, which the Company provides to its executive employees generally.

7.                  Background Investigation. The Executive acknowledges that the Company is a public company and as a result thereof, full disclosure of the background of the Executive, as President of the Company, may be required. Accordingly, the Executive agrees to cooperate with a company to be retained by the Board to conduct a background due diligence investigation of the Executive and this Agreement is subject to a satisfactory due diligence investigation. In the event that such investigation shall reveal information which, in the opinion of the Company, would have any adverse effect on the Company, its ability to raise money in a public or private offering, or on the Executive's ability to perform his obligations hereunder, the Company shall have the right to terminate this Agreement by written notice thereof to the Executive, upon which event this Agreement shall be null and void, and neither party shall have any further liability to the other hereunder. The Executive represents that he has no knowledge of any matter which would be disclosed by such investigation which would have any adverse effect on the Company, its ability to raise money in a public or private offering, or on the Executive's ability to perform his obligations hereunder.

8.                  Termination of Employment.

The employment of the Executive by the Company commences on the Commencement Date and shall terminate (the "Termination Date") upon the occurrence of any of the following:

8.1              End of Term. The end of the term of this Agreement, or any renewal thereof, as provided in Article 3 hereof;

8.2              Death. The death of the Executive;

8.3              Disability. The Disability of the Executive;

8.4              Cause. The giving of notice by the Company to the Executive of termination for Cause; or

8.5              Without Cause. The giving of notice by the Company to the Employee of termination for any reason whatsoever other than Cause; or

8.6              Resignation. The resignation of the Executive upon no less than ninety (90) days prior notice.

9.                  Effect of Termination.

In the event of the termination of the Executive's employment for any of the reasons set forth in Article 8 hereof, all Annual Compensation and Benefits payable to the Executive shall terminate as of the Termination Date and the Executive, his estate or his legal representative, as the case may be, shall only be entitled to:

(a)	Any Base Salary accrued or any Bonus awarded but not yet paid as of the Termination Date; and

(b)	Reimbursement for all expenses incurred, but not yet paid prior to the Termination Date; and

(c)	Any other compensation and/or benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company; and

(d)	If, and only if, the termination is pursuant to Section 8.5 hereof, and (a) the Termination Date occurs on or prior to the third anniversary of the Commencement Date (as defined from the date of the Initial Employment Agreement dated 2010), a severance payment equal to three (3) month's Base Salary, or (b) the Termination Date occurs after the third anniversary of the Commencement Date, a severance payment equal to six (6) month’s Base Salary, in each case, payable in equal bi-weekly installments on the Company's regular salary payment dates, provided that the Executive executes, and does not revoke, a General Release of all claims relating to his employment and termination of employment from employment in a form provided by the Company. The Executive understands that should he fail or refuse to execute the General Release provided by the Company, or revoke such General Release, he shall not be entitled to any severance payments under this section.

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10.              Writings; Intellectual Property.

10.1          The Company shall own all right, title and interest in any writings or other materials written or produced by Executive or under Executive's supervision (whether alone or with others) that relate in any manner to, or which are capable of being used in, Company's existing or contemplated business (including, without limitation, work for or by Company's customers) (the "Writings"), and all copyrights, common law and statutory in the United States and foreign countries, pertaining to such Writings.

10.2          The Executive agrees that any intellectual property and other property rights in any work product, developments, concepts, discoveries, know-how, improvements, trade secrets or inventions, whether or not patentable or registerable under copyright of similar laws, and conceived or developed by the Executive or caused to be conceived or developed or reduced to practice by the Executive, whether or not during regular working hours, during the Term of Employment and the period during which the Executive was employed by the Company pursuant to the Initial Employment Agreement, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights related thereto (collectively, the "IP") shall be deemed to be owned exclusively by the Company provided that they (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information (hereinafter defined in Section 11.2) and/or Company owned resources or in consultation with Company personnel. Executive further acknowledges that all IP which is made by him (solely or jointly with others) within the scope of and during the Term of Employment are “works for hire” (to the greatest extent permitted by applicable law) but, that, in the event that any such IP is deemed not to be a work for hire, Executive hereby unconditionally and irrevocably transfers and assigns to the Company any and all rights, title and interest the Executive may currently have (or in the future may have) by operation of law or otherwise in or to any IP. Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments necessary or appropriate to vest complete title and ownership of any IP, and all associated rights, exclusively in the Company pursuant to this Agreement.

11.              Confidentiality of Information and Duty of Nondisclosure.

11.1          Acknowledgment by Executive. The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the Business as well as relationships with customers and suppliers of the Business.

11.2          Confidentiality. Accordingly, the Executive agrees that at all times during the term of this Agreement and thereafter, he will not, directly or indirectly, without the express authority of the Board unless directed by applicable legal authority having jurisdiction over the Executive, disclose to or use for the benefit of any Person, or himself, any files, trade secrets, proprietary information or other Confidential Information concerning the Business. Further, the Executive agrees that he will not, directly or indirectly, remove or retain, without the express prior written consent of the Board, any figures, calculations, letters, papers, records, documents, electronic media instruments, drawings, designs, programs, or any copies thereof, or any information or instruments derived therefrom, or any other similar documents or information of any type or description, however such information might be obtained or recorded and on whatever medium such information may be contained, arising out of or in any way relating to the Business obtained as a result of or in connection with his employment, heretofore or hereafter, by the Company and upon termination of this Agreement, shall promptly return any of the same in his possession to the Company. The Executive acknowledges that all of the foregoing constitutes proprietary information, which is the exclusive property of the Company. As used in this Section 11.2, "Confidential Information" shall mean any information relating to this Agreement, the business or affairs of the Company or the Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business.

11.3          Limitations on Obligations. From and after the Termination Date, the restrictions set forth in this Article shall not apply to such information which is then in the public domain, if the Executive was not responsible, directly or indirectly, for permitting such information to enter the public domain without the consent of the Company.

12.	Covenant Not to Compete.

12.1          Consideration. This covenant between the Executive and the Company is being executed and delivered by the parties in consideration of the covenants of the Company and the Executive contained in this Agreement.

12.2          Non-Compete. The Executive hereby agrees that during the Term of Employment and for a period commencing on the termination of his employment with the Company for any reason whatsoever, with or without Cause, voluntarily or involuntarily, and ending one (1) year after the date of such termination, except on behalf of the Company, he will not, directly or indirectly, as agent, employee, consultant, representative, stockholder, manager, member, partner or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manager, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist any Person that engages in or owns, invests in, operated, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respects with any portion of the Business anywhere in the United States (the "Territory").

12.3          Non-Solicitation. Without limiting the generality of the provisions of Section 12.2, the Executive hereby agrees that during the Term of Employment and for a period commencing on the termination of his employment with the Company for any reason whatsoever, with or without Cause, voluntarily or involuntarily, and ending three (3) years after the date of such termination (the “Restricted Period”), he will not, except on behalf of the Company, directly or indirectly, solicit, or participate as agent, employee, consultant, representative, stockholder, manager, partner or in any other capacity in any business which solicits business from any Person which is or was a customer or prospective customer or supplier of the Business at any time during the three (3)-year period preceding the date of such solicitation, or from any successor in interest to any such Person, for the purpose of securing business or contracts related to any portion of the Business.

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12.4          Interference with Relationship.

12.4.1    During the Restricted Period, the Executive shall not, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, request, directly or indirectly, that any suppliers, customers or clients of the Company, or other Persons sharing a business relationship with the Company curtail or cancel their business with the Company, or in any other way interfere with any such business relationships with the Company, or otherwise take action which might be to the material disadvantage of the Company.

12.4.2    During the Restricted Period, the Executive shall not, without the prior written consent of the Company, except on behalf of the Company, directly or indirectly, as agent, employee, consultant, distributor, representative, stockholder, manager, member, partner or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Company or any of its affiliates, or (ii) who was employed or engaged by the Company within twenty-four (24) months of such contact, or otherwise seek to influence or alter any such person's relationship with the Company.

12.5          Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term or any particular restrictive covenant contained in this Article 12 too lengthy or the Territory too extensive, the other provisions of this Article 12 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size of such court shall determine to be permissible.

13.	Certain Remedies.

13.1          Accounting. The Executive agrees that upon a breach of any of the covenants set forth in Article 11 or 12, the Company shall be entitled to an accounting and payment by the Executive of all profits realized by him as a result of any such violation, in addition to the injunctive relief set forth in Section 13.2.

13.2          Injunctive Relief. The Executive acknowledges and agrees that the covenants set forth in Articles 11 and 12 are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if the Executive breaches any of the terms of Article 11 or 12 and that in the event of any actual or threatened breach by the Executive of any of the provisions contained in Article 11 or 12, the Company will have no adequate remedy at law. The Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the provisions contained in Article 11 or 12, the Company shall be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security, in addition to pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages.

13.3          Independent Covenants. The provisions of Articles 11 and 12 shall be read and construed and shall have effect as separate, severable and independent provisions or restrictions, and shall be enforceable accordingly. The existence of any claim or cause of action which the Executive may have against the Company shall not constitute a defense or bar to the enforcement of any of the covenants contained in Articles 11 and 12.

13.4          Costs of Enforcement. In addition thereto, if the Company shall resort to litigation to enforce any of the covenants contained in Article 11 or 12, the successful party in such litigation shall be entitled to recover from the other party all of its costs of litigation, including reasonable attorneys' fees.

13.5          Extension of Covenant. If the Company must resort to litigation to enforce any of the covenants contained in Article 12 which has a fixed term, then such term shall be extended for a period of time equal to the period of such breach, beginning on the date of a final court order (without further right of appeal) acknowledging the validity of such covenant or, if later, the last day of the original fixed term of such covenant.

14.              Survival of Obligations. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Executive under Articles 10, 11 and 12, and the rights and remedies of the Company under Article 13 shall survive the termination of the Executive's employment hereunder for any reason whatsoever.

15.              Non-Disparagement. Executive will not, at any time, during or after this Agreement, directly or indirectly, publish or communicate disparaging or derogatory statements or opinions in any way about the Company or its affiliates, including but not limited to disparaging or derogatory statements or opinions about the Company's management, products or services, to any third party. It shall not be a breach of this section for Executive to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings based upon the Executive's reasonable belief and are not made in bad faith. The Company will not, at any time, during or after this Agreement, directly or indirectly, publish or communicate disparaging or derogatory statements or opinions about Executive to any third party unrelated to the Company. It shall not be a breach of this section for the Company, or its employees to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal or government filings that are based on the Company's reasonable belief and are not made in bad faith. The provision of this Article 15 shall survive the termination of the Executive's employment hereunder for any reason whatsoever.

16.              Initial Employment Agreement Terminated. Effective as of the Commencement Date, this Agreement supersedes in its entirety the Initial Employment Agreement, which Initial Employment Agreement shall be null and void and of no further force and effect. The Executive acknowledges that, except for any base salary accrued but not yet paid or for any unreimbursed expenses due under the Initial Employment Agreement, and any granted options, the Executive has no right to, and hereby remises and releases the Company from, any further compensation, benefits or entitlements under the Initial Employment Agreement. Specifically, but not in limitation of the foregoing, the Executive acknowledges that it has previously received Incentive Stock Options which shall remain in effect. Any un-vested options under that previous grant shall be immediately vested upon effective date of this revised contract.

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17.              Executive Representations.

The Executive represents and warrants to the Company, knowing and intending that it shall rely thereon, as follows:

17.1          No Violations. The execution and delivery of this Agreement by the Executive, and the performance by the Executive of his obligations hereunder, does not violate any other agreement or contract to which the Executive is a part or by which he may be bound.

17.2          Authority. The Executive has the power and authority to enter into this Agreement and this Agreement constitutes the valid, legal and binding obligation of the Executive, enforceable in accordance with its terms.

17.3          No Prior Obligations. Executive is under no obligation to any former employer or any other person which is in any way inconsistent with, or which imposes any restriction upon, Executive's acceptance of employment hereunder with the Company, the employment of Executive by the Company, or Executive's undertakings under this Agreement.

17.4          Counsel. The Executive has reviewed this Agreement with _____________________, who has discussed with him the legal, economic and tax consequences of this Agreement.

18.              Successors.

18.1          The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

18.2          The Company. This Agreement shall inure to the benefit of and be binding upon the Company, and its affiliates, successors and assigns.

19.	Miscellaneous.

19.1          Governing Law, Arbitration and Venue. This Agreement shall be governed and construed in accordance with the laws of the state of Nevada. If any controversy or claim arising out of this Agreement or the parties' relationship cannot be settled, the controversy or claim, whether legal or equitable in nature, including the remedy of rescission, shall be resolved by submission of the dispute to binding arbitration through the "Fast Track" program of the Arbitration Service of Portland, Oregon or such other binding arbitration as the parties mutually agree to, provided that the arbitration hearing, if any, must take place in Portland, Oregon. The parties agree that the arbitrator shall have the power to adjudicate all equitable claims and remedies, including but not limited to injunctive relief. The decision of the arbitrator or arbitrators shall not be subject to appeal.

19.2          Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

19.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) transmitted by prepaid telegram, telex or facsimile except that any notice, request, demand, instruction, consent or other communication transmitted in the manner set forth in this subjection (b) shall not be deemed to have been duly given unless and until it is actually received by the intended recipient, (c) mailed by first class certified mail, return receipt requested, postage prepaid, or (d) sent by a nationally recognized express courier service, postage or delivery charges prepaid, for overnight delivery, to the parties addressed as follows:

If to the Executive: Frank Greco

8366 SW Jessica Street, 1808

Wilsonville, OR 97070.

With a copy to:

If to the Company: as it then principal place of business

or to such other address as any party hereto shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

19.4          Withholding. The Company shall withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation and all benefit costs payable by the Company's similarly situated salaried employees.

19.5          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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19.6          Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

19.7          Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

19.8          Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and the Executive's Term of Employment hereunder, to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

19.9          Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.10      Headings. The headings in this Agreement are for the convenience of reference only and shall not be deemed to define, limit, or describe the scope and intent of this Agreement, or any article or section thereof, or to alter or affect the interpretation of any provision thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

XZERES CORP.

By: /s/ Authorized Signatory

/s/ Frank Greco

FRANK GRECO, Executive

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EXHIBIT “A”

First Amendment to Employment Agreement Frank Greco

Compensation:

A.	Base Salary and Options: Executive will be paid a annual base salary of $180,000, payable on a bi-weekly basis. Executive will maintain existing options and vesting schedule under the previous employment contract. Any un-vested options under that previous grant shall be immediately vested upon effective date of this revised contract.
B.	Bonus Plan:

The gross operating revenue benchmarks and bonuses are cumulative and can be applied between the defined periods. Each Bonus shall be granted within 30 days after the determination of the gross operating revenues for the applicable period.

  Special Acknowledgements

Change of Control:

  Should a “Change of Control” of the company occur as defined in the securities market, then all issued Incentive Stock Options which remain unvested at the time of this occurrence would receive accelerated vesting to one-hundred (100) per cent.

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